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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)


                                                                   Years ended September 30
                                                           -----------------------------------------
                                                           2001      2000     1999     1998     1997
                                                           ----      ----     ----     ----     ----
Earnings:
  Pre-tax income from continuing operations                $150      $157     $113     $159     $112
  Distributed income of affiliated companies                 11         8       19        7       10
  Add fixed charges:
    Interest on indebtedness                                 32        33       39       36       37
    Capitalized interest                                      1        --       --       --       --
    Portion of rents representative of the
     interest factor                                          4         4        5        5        5
    Preferred stock dividend                                  3         3        3        3        3
                                                           ----      ----     ----     ----     ----

  Income as adjusted                                       $201      $205     $179     $210     $167

Fixed charges:
  Interest on indebtedness                                 $ 32      $ 33     $ 39     $ 36     $ 37
  Capitalized interest                                        1        --       --       --       --
  Portion of rents representative of the interest
   factor                                                     4         4        5        5        5
  Preferred stock dividend                                    3         3        3        3        3
                                                           ----      ----     ----     ----     ----
  Total fixed charges                                      $ 40      $ 40     $ 47     $ 44     $ 45

  Ratio of earnings to fixed charges                          5         5        4        5        4
                                                           ====      ====     ====     ====     ====